Exhibit 4.17

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Capital Increase Agreement

This “Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd.” (this “Agreement”) is entered into by the following parties on March 21, 2025 (the “Execution Date”):

(1)	Shenzhen Yiqi Culture Co., Ltd., a limited liability company duly established and legally existing under the laws of China, with its registered address at Room 1407, Phase II, Qianhai Shimao Financial Center, 3040 Xinghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (the “Company”);

(2)	Dongguan Yiqiwan Culture Industry Co., Ltd., a limited liability company duly established and legally existing under the laws of China, with its registered address at Room 402, No. 3 Longgang Zhongwu Road, Shipai Town, Dongguan City, Guangdong Province (“Dongguan Yiqiwan”);

(3)	Shenzhen Huiyu Design Culture Co., Ltd., a limited liability company duly established and legally existing under the laws of China, with its registered address at Room 1407, Phase II, Qianhai Shimao Financial Center, 3040 Xinghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (“Shenzhen Huiyu”);

(4)	Shenzhen Yiqiwan Culture Industry Co., Ltd., a limited liability company duly established and legally existing under the laws of China, with its registered address at Room 1407, Phase II, Qianhai Shimao Financial Center, 3040 Xinghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (“Shenzhen Yiqiwan”);

(5)	Beijing Yiqi Culture Co., Ltd., a limited liability company duly established and legally existing under the laws of China, with its registered address at Room 5189, 5th Floor, Building C5, No. 1 Huangchang West Road, Dougezhuang, Chaoyang District, Beijing (“Beijing Yiqi”);

(6)	Huiyu Zhan, a citizen of China with Chinese ID No.: [***] (the “Founder”);

(7)	Shenzhen Zhongqingwenli Culture Industry Co., Ltd., a limited liability company legally established and existing under the laws of China, with its registered address at Unit 02, Semi-underground 1st Floor, Block B, Building 1, Yiye Plaza, 3076 Qiaoxiang Road, Xiang’an Community, Xiangmihu Street, Futian District, Shenzhen (“Shenzhen Zhongqingwenli”);

(8)	Shenzhen Heguangtongchen Venture Capital Services Partnership (Limited Partnership), a limited partnership legally established and existing under the laws of China, with its registered address at Room 1407, Phase II, Qianhai Shimao Financial Center, 3040 Xinghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (“Shenzhen Heguangtongchen”);

(9)	Shenzhen Haoduoxiaohuoban Venture Capital Services Partnership (Limited Partnership) a limited partnership legally established and existing under the laws of China, with its registered address at 2C-215T, 2nd Floor, Building 213, Tairan Technology Park, Tairan 6th Road, Tian’an Community, Shatou Street, Futian District, Shenzhen (“Shenzhen Haoduoxiaohuoban”, collectively with Shenzhen Zhongqingwenli and Shenzhen Heguangtongchen, referred to as the “Shareholding Platforms”, and the Shareholding Platforms together with Huiyu Zhan are referred to as the “Founding Shareholders”);

(10)	Siyan Zheng, a citizen of China with Chinese ID No.: [***];

(11)	Feng Xian, a citizen of China with Chinese ID No.: [***];

(12)	Hainan Hongchuanyuan Lanshan Venture Investment Fund Partnership (Limited Partnership), a limited partnership legally established and existing under the laws of China, with its registered address at Unit 22-03-45, Zone 3, South Building 6, Asia-Pacific Financial Town, Haitang District, Sanya City, Hainan Province (“Hainan Hongchuanyuan”);

(13)	Shenzhen Chaowan World Information Technology Co., Ltd., a limited liability company duly established and legally existing under the laws of China, with its registered address at 18H, Microsoft Ketong Building, No. 55 Gaoxin Nanjiudao, Gaoxinqu Community, Yuehai Street, Nanshan District, Shenzhen (“Quantasing” or “Shenzhen Chaowan” or the “Capital Increase Party” or the “Investor”);

(14)	Nanjing Shangde Hehua Equity Investment Partnership (Limited Partnership), a partnership duly established and legally existing under the laws of China, with its registered address at Room 401-320, 4th Floor, North Building, B2 Block, No. 9 Bailongjiang East Street, Jianye District, Nanjing (“Nanjing Shangde Hehua”);

(15)	Peng Li, a citizen of China with Chinese ID No.: [***];

(16)	Dong Xie, a citizen of China with Chinese ID No.: [***] (collectively with the Founding Shareholders, Siyan Zheng, Feng Xian, Hainan Hongchuanyuan, Quantasing, Nanjing Shangde Hehua, and Peng Li, referred to as the “Existing Shareholders”);

(17)	Yu Cui, a citizen of China with Chinese ID No.: [***].

Each party to this Agreement shall be referred to individually as a “Party” and collectively as the “Parties”, and referred to mutually as the “Other Party” or “Other Parties”. The Group Companies (as defined below) and the Founding Shareholders are collectively referred to as the “Company Parties”.

Whereas:

(1)	The Company is primarily engaged in the business of global artist discovery, IP incubation, IP operation, copyright commercialization, and the promotion and sales of trendy toy culture and products (the “Principal Business”).

(2)	The Company, Siyan Zheng, Feng Xian, QIU Linfeng, Quantasing, Nanjing Shangde Hehua, Peng Li, Dong Xie, and other relevant parties entered into an Equity Transfer Agreement for Shenzhen Yiqi Culture Co., Ltd. on December 30, 2024, pursuant to which Quantasing, Nanjing Shangde Hehua, Peng Li, and Dong Xie acquired an aggregate of 10% equity interest in the Company (corresponding to the Company’s registered capital of RMB 1,026,865.36) from Siyan Zheng, Feng Xian, and QIU Linfeng for a total consideration of RMB 20 million (“Equity Transfer I”).

(3)	The Company, the Founder, and Beijing Quantasing Technology Co., Ltd. (“Beijing Quantasing”) entered into a Convertible Debt Agreement (the “Convertible Debt Agreement”) on December 6, 2024, pursuant to which Beijing Quantasing provided a loan of RMB 10 million to the Founder, and Beijing Quantasing or its designated entity had the right to acquire 5% equity interest in the Company (corresponding to the Company’s registered capital of RMB 513,432) from the Founder at a valuation of RMB 200 million; the Company, the Founder, Beijing Quantasing, and Shenzhen Chaowan entered into a Supplemental Agreement to the Convertible Debt Agreement on January 9, 2025, pursuant to which Beijing Quantasing’s rights and obligations under the Convertible Debt Agreement were transferred to Shenzhen Chaowan, and Shenzhen Chaowan has the right to convert the loan into equity in accordance with the terms of the Convertible Debt Agreement.

(4)	The Company, the Existing Shareholders, and other relevant parties entered into an Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd. (the “Prior Capital Increase Agreement”) on December 30, 2024, pursuant to which Quantasing and Nanjing Shangde Hehua subscribed for the Company’s newly increased registered capital of RMB 733,475 in aggregate for a total consideration of RMB 20 million.

(5)	The Company, Siyan Zheng, Feng Xian, Huiyu Zhan, Shenzhen Heguangtongchen, Shenzhen Zhongqingwenli, Shenzhen Haoduoxiaohuoban, Hainan Hongchuanyuan, and Shenzhen Chaowan entered into an Equity Transfer Agreement for Shenzhen Yiqi Culture Co., Ltd. (the “Equity Transfer II Agreement”) on March 21, 2025, pursuant to which Shenzhen Chaowan acquired an aggregate of 33.33333% equity interest in the Company (corresponding to the Company’s registered capital of RMB 3,667,371.58 as of the Execution Date of this Agreement) from Siyan Zheng, Feng Xian, Huiyu Zhan, Shenzhen Zhongqingwenli, and Hainan Hongchuanyuan for a total consideration of RMB 100 million (“Equity Transfer II”).

(6)	The Company, the Founder, and Shenzhen Chaowan entered into a Debt-to-Equity Conversion Agreement for Shenzhen Yiqi Culture Co., Ltd. (the “Debt-to-Equity Conversion Agreement”) on March 21, 2025, pursuant to which Shenzhen Chaowan acquired 5% equity interest in the Company (corresponding to the Company’s registered capital of RMB 513,432) held by the Founder for a consideration of RMB 10 million, and the principal amount of the Convertible Debt under the Convertible Debt Agreement of RMB 10 million was fully converted into the aforementioned Equity Transfer consideration (“Debt-to-Equity Conversion”).

(7)	Peng Li and Yu Cui entered into an Equity Transfer Agreement for Shenzhen Yiqi Culture Co., Ltd. (the “Equity Transfer III Agreement”) on March 21, 2025, pursuant to which Peng Li transferred his 0.42000% equity interest in the Company (corresponding to the Company’s registered capital of RMB 46,208.88) to Yu Cui for a consideration of RMB 900,000 (“Equity Transfer III”).

(8)	Pursuant to the Capital Contribution Transfer Agreement entered into by Huiyu Zhan and SHI Bo on March 17, 2025, SHI Bo transferred his capital contribution of RMB 124,000.04 in Shenzhen Heguangtongchen to Huiyu Zhan; pursuant to the Capital Contribution Transfer Agreement entered into by Huiyu Zhan and LIU Jing on March 17, 2025, LIU Jing transferred her capital contribution of RMB 55,010.57 in Shenzhen Heguangtongchen to Huiyu Zhan. The above transfers of partnership interests are referred to as the “Shenzhen Heguangtongchen Partnership Interest Transfer”.

(9)	Pursuant to the Capital Contribution Transfer Agreement entered into by Huiyu Zhan and WANG Ziyu on March 14, 2025, WANG Ziyu transferred her capital contribution of RMB 513,431.99 in Shenzhen Haoduoxiaohuoban to Huiyu Zhan. The above transfer of partnership interest is referred to as the “Shenzhen Haoduoxiaohuoban Partnership Interest Transfer”.

(10)	Subject to the terms and conditions of this Agreement, the Capital Increase Party intends to subscribe for a certain amount of the newly increased registered capital of the Company, and the Company intends to accept the investment from the Capital Increase Party.

Now, therefore, the Parties hereby agree as follows:

1	Definitions

In this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below:

“Encumbrance” means any mortgage, pledge, lien, option, pre-emptive right, or security interest of any nature or any arrangement creating a security interest, purchase option, or title retention arrangement arising by contract or operation of law;

“Business Day” means any day on which commercial banks are generally open for business in China (excluding Saturdays, Sundays, and statutory holidays in China);

“Equity” means the corresponding share in the registered capital when the Company is a limited liability company, or the corresponding shares of the Company if the Company is converted into a company limited by shares;

“Equity Interest” means, with respect to any person, such person’s equity, shareholder equity, partnership interest, registered capital, joint venture interest, or other form of ownership interest, or any option, warrant, or other security that is directly or indirectly convertible into, exercisable for, or exchangeable for such equity, shareholder equity, partnership interest, registered capital, joint venture interest, or other form of ownership interest (regardless of whether such derivative security is issued by such person);

“Key Employees” means the natural persons listed in Appendix I to this Agreement;

“Affiliate” includes affiliated enterprises and affiliated persons. “Affiliated Enterprise” means any company or enterprise shall be deemed to be associated with or an affiliate of any party to this Agreement if: (a) fifty percent (50%) or more of its registered capital or voting power is directly or indirectly owned by such party; or (b) it directly or indirectly owns fifty percent (50%) or more of the registered capital or voting power of such party; or (c) fifty percent (50%) or more of its registered capital or voting power and that of such party are directly or indirectly owned by the same company or enterprise; or (d) it directs, formulates, or controls the direction of the management and policies of such party through contract or otherwise; or (e) a company or enterprise where an Affiliated Person serves as a director, partner, or which is directly or indirectly owned fifty percent (50%) or more by an Affiliated Person or otherwise controlled by an Affiliated Person; “Affiliated Person” means, with respect to a natural person, his/her immediate family members, including parents, spouse, siblings and their spouses, children and their spouses;

“Group Companies” means the Company, Dongguan Yiqiwan, Shenzhen Huiyu, Shenzhen Yiqiwan, Beijing Yiqi, and any entities established or to be established or acquired in the future in which the foregoing entities directly or indirectly (including but not limited to through third-party nominee holding) hold controlling interests (including but not limited to subsidiaries, branches, partnerships, branch offices, offices, or other forms of entities);

“Person” means any natural person, legal person, partnership, limited liability company, company limited by shares, association, trust, unincorporated organization, or any other legal entity of whatever nature established under any applicable law, or any governmental authority;

“Applicable Law” means, with respect to any Person, any publicly available, effective, and applicable treaty, law, administrative regulation, local regulation, rule, decision, order, judicial interpretation, judgment, ruling, arbitral award, or other normative document that is applicable to or binding on such Person or any of its properties;

“Writing” means communications conveyed by letter, email, or fax;

“Tax and Fee” means any and all taxes or fees levied by relevant government departments; “Tax” shall be construed accordingly;

“Action” includes any claim, legal action, proceeding, suit, litigation, or arbitration involving the Company;

“Governmental Authority” means any government or subordinate entity thereof having jurisdiction, any department or agency of any government or subordinate entity thereof, any legislative body, court, or arbitral tribunal, and the regulatory authority of any stock exchange;

“Material Adverse Effect” means any matter, circumstance, event, change, effect, individually or together with other matters, circumstances, events, changes, effects, that (a) has or would reasonably be expected to have a material adverse effect on the business, operations, development, assets, properties (including intellectual property), Key Employees, financial condition, or operating results of the Group Companies, or the Qualified Initial Public Offering (as defined in the Shareholders’ Agreement) of the Group Companies; or (b) has or would reasonably be expected to have a material adverse effect on the ability of the Company Parties to perform their obligations under this Agreement;

“Chinese Law” means the publicly available, effective treaties, laws, administrative regulations, local regulations, rules, decisions, orders, judicial interpretations, judgments, rulings, arbitral awards, or other normative documents of China;

“Intellectual Property” shall include granted patents, patent applications, trademarks, service marks, designs, copyrights, technical drawings, trade names, database rights, internet domain names, brand names, computer software programs and systems, know-how, confidential information, and other industrial or commercial intellectual property rights, and all application documents for applying for registration or protection of the foregoing;

“Yuan” or “RMB”, unless otherwise specified, refers to the legal currency of China, Renminbi Yuan.

2	Overall Transaction

2.1	Equity Structure of the Company

As of the Execution Date, the registered and actual equity structure of the Company with the Market Supervision Administration is as follows:

No	Shareholders	Registered capital (RMB)	Percentage
1.	Huiyu Zhan	1,700,924.30	15.45998%
2.	Shenzhen Heguangtongchen	850,000.00	7.72579%
3.	Feng Xian	327,164.24	2.97365%
4.	Shenzhen Zhongqingwenli	2,519,597.61	22.90103%
5.	Shenzhen Haoduoxiaohuoban	1,961,504.27	17.82843%
6.	Siyan Zheng	342,287.99	3.11111%
7.	Hainan Hongchuanyuan	1,540,295.96	14.00000%
8.	Shenzhen Chaowan	1,107,546.58	10.06667%
9.	Nanjing Shangde Hehua	396,077.78	3.60001%
10.	Peng Li	174,566.88	1.58667%
11.	Dong Xie	82,149.12	0.74667%
-	Total	11,002,114.73	100.00000%

Note: The rounding differences in equity percentages are due to rounding during data calculation.

The Parties confirm that, upon completion of Equity Transfer II, Equity Transfer III, and the Debt-to-Equity Conversion in accordance with the Equity Transfer II Agreement, Equity Transfer III Agreement, and the Debt-to-Equity Conversion Agreement, the equity structure of the Company shall be as follows:

No	Shareholders	Registered capital (RMB)	Percentage
1.	Shenzhen Heguangtongchen	850,000.00	7.72579%
2.	Feng Xian	272,153.67	2.47365%
3.	Shenzhen Zhongqingwenli	791,162.77	7.19101%
4.	Shenzhen Haoduoxiaohuoban	1,961,504.27	17.82843%
5.	Siyan Zheng	232,266.84	2.11111%
6.	Hainan Hongchuanyuan	953,883.24	8.67000%
7.	Shenzhen Chaowan	5,288,350.16	48.06666%
8.	Nanjing Shangde Hehua	396,077.78	3.60001%
9.	Peng Li	128,358.00	1.16667%
10.	Dong Xie	82,149.12	0.74667%
11.	Yu Cui	46,208.88	0.42000%
-	Total	11,002,114.73	100.00000%

Note: The rounding differences in equity percentages are due to rounding during data calculation.

2.2	Equity Structure of the Shareholding Platforms as of the Execution Date

As of the Execution Date, the registered and actual equity structure of Shenzhen Zhongqingwenli with the Market Supervision Administration is as follows:

Shareholders	Registered capital (RMB)	Percentage
Huiyu Zhan	500,000	100.0000%
Total	500,000	100.0000%

As of the Execution Date, the registered and actual equity structure of Shenzhen Heguangtongchen with the Market Supervision Administration is as follows:

Partners	Investment amount (RMB)	Percentage
Shenzhen Zhongqingwenli	632,999.93	74.47058%
Shi Bo	124,000.04	14.58824%
Liu Jing	93,000.03	10.94118%
Total	850,000.00	100.00000%

Upon completion of the Shenzhen Heguangtongchen Partnership Interest Transfer, the registered and actual equity structure of Shenzhen Heguangtongchen with the Market Supervision Administration shall be as follows:

Partners	Investment amount (RMB)	Percentage
Shenzhen Zhongqingwenli	632,999.93	74.47058%
Huiyu Zhan	179,010.61	21.06007%
Liu Jing	37,989.46	4.46935%
Total	850,000.00	100.00000%

As of the Execution Date, the registered and actual equity structure of Shenzhen Haoduoxiaohuoban with the Market Supervision Administration is as follows:

Partners	Investment amount (RMB)	Percentage
Shenzhen Zhongqingwenli	1,104,072.85	56.28705%
Wang Zhiyu	513,431.99	26.17542%
Yao Siqi	215,641.43	10.99368%
Mai Wenjie	128,358.00	6.54385%
Total	1,961,504.27	100.00000%

Upon completion of the Shenzhen Haoduoxiaohuoban Partnership Interest Transfer, the registered and actual equity structure of Shenzhen Haoduoxiaohuoban with the Market Supervision Administration shall be as follows:

Partners	Investment amount (RMB)	Percentage
Shenzhen Zhongqingwenli	1,104,072.85	56.28705%
Huiyu Zhan	513,431.99	26.17542%
Yao Siqi	215,641.43	10.99368%
Mai Wenjie	128,358.00	6.54385%
Total	1,961,504.27	100.00000%

2.3	Phase II Capital Increase and Employee Equity Incentive

2.3.1	The Parties agree that, subject to the terms and conditions of this Agreement, the registered capital of the Company shall be increased from RMB 11,002,114.73 to RMB 14,669,486.31. The entire newly increased registered capital of the Company of RMB 3,667,371.58 shall be subscribed for by the Capital Increase Party, whereby the Capital Increase Party shall invest RMB 100 million (the “Capital Increase Subscription Price”) at a pre-investment valuation of RMB 300 million to subscribe for the newly increased registered capital of the Company of RMB 3,667,371.58 (the “Newly Increased Registered Capital”). The remaining portion of the Capital Increase Subscription Price shall be allocated to the Company’s capital reserve (the “Capital Increase II” or “Phase II Capital Increase”, collectively with the Debt-to-Equity Conversion, Equity Transfer II, and Equity Transfer III, referred to as the “Transaction”).

2.3.2	The Parties confirm that, prior to the completion of Capital Increase I (as defined in the Prior Capital Increase Agreement), the Founder had reserved 2.1132% of the Company’s equity (corresponding to the Company’s registered capital of RMB 216,997) as a reserved employee equity pool available for future grants (the “Reserved Incentive Equity”). Specifically, the Founder reserved his equity interest in Shenzhen Heguangtongchen held through Shenzhen Zhongqingwenli (corresponding to 2.1132% of the Company’s equity, i.e., RMB 216,997 of registered capital) as the reserved employee equity pool for incentivizing employees.

2.3.3	The Parties agree that, after the closing of the Transaction, the Company shall, at an appropriate time, issue additional equity to the then employee shareholding platforms or reserve incentive equity equivalent to 6.65% of the Company’s equity after the completion of the Transaction and the issuance of such additional incentive equity (such percentage of Company incentive equity corresponds to RMB 1,045,014.29 of the Company’s registered capital; if it involves reservation or issuance of shares by an overseas entity after domestic and overseas restructuring in the future, the aforementioned registered capital amount shall be adjusted to the corresponding share capital of the overseas entity based on the then overseas share capital structure) (the “Additional Incentive Equity”) as a reserved employee equity pool available for future grants. At that time, the Company will have an aggregate of 8.0309% of the Company’s equity after the completion of the Transaction and the issuance of the Additional Incentive Equity (such percentage of Company incentive equity corresponds to RMB 1,262,011.29 of the Company’s registered capital; if it involves reservation or issuance of shares by an overseas entity in the future, the aforementioned registered capital amount shall be adjusted to the corresponding share capital of the overseas entity based on the then overseas share capital structure) (the “Reserved Incentive Equity Pool”) as a reserved employee equity pool available for future grants, comprising the Reserved Incentive Equity and the Additional Incentive Equity. Such Reserved Incentive Equity Pool shall be granted or transferred to the Company’s employees, advisors, directors, or other individuals or entities selected by the Board of Directors pursuant to an employee incentive plan approved by the China Securities Regulatory Commission and the relevant intended listing exchange, and approved by the Board of Directors (which approval must include the affirmative vote of the Investor Director (as defined below)), in the form of options, restricted equity, or other methods, at fair market value or other price determined by the Board of Directors. Such employee incentive plan shall vest annually over a period of four (4) years from the date of equity/option grant (the specific vesting rules shall comply with the provisions of this Agreement and the Shareholders’ Agreement). Without the prior written consent of the Investor and the Founder, the Company shall not issue any incentive equity that dilutes the equity of the Company held by the Investor and the Founder. For the purpose of the domestic and overseas restructuring of the Company mentioned in Section 2.4, after the implementation of the restructuring, the employee incentive equity under this section shall be reflected at the level of the overseas company. The Parties agree that the Reserved Incentive Equity Pool, including the Reserved Incentive Equity and the Additional Incentive Equity, shall be directly reflected at the level of the overseas company, and the Parties shall cooperate in signing necessary legal documents. The Parties further agree and confirm that the provisions regarding employee incentive equity under Section 2.6.1 of the Prior Capital Increase Agreement shall automatically terminate as of the Execution Date of this Agreement and be replaced by this section.

2.3.4	Upon completion of Equity Transfer II, Equity Transfer III, the Debt-to-Equity Conversion, and Capital Increase II, the equity structure of the Company shall be as follows:

No	Shareholders	Registered capital (RMB)	Percentage
1.	Shenzhen Heguangtongchen	850,000.00	5.79434%
2.	Feng Xian	272,153.67	1.85524%
3.	Shenzhen Zhongqingwenli	791,162.77	5.39326%
4.	Shenzhen Haoduoxiaohuoban	1,961,504.27	13.37132%
5.	Siyan Zheng	232,266.84	1.58333%
6.	Hainan Hongchuanyuan	953,883.24	6.50250%
7.	Shenzhen Chaowan	8,955,721.74	61.05000%
8.	Nanjing Shangde Hehua	396,077.78	2.70001%
9.	Peng Li	128,358.00	0.87500%
10.	Dong Xie	82,149.12	0.56000%
11.	Yu Cui	46,208.88	0.31500%
-	Total	14,669,486.31	100.00000%

Note: The rounding differences in equity percentages are due to rounding during data calculation.

2.4	Domestic and Overseas Restructuring Arrangement of the Company. The Parties acknowledge and agree that, after the Closing Date, the Company shall implement a domestic and overseas restructuring arrangement in accordance with the plan approved by the shareholders’ meeting at that time (which must include the consent of Quantasing), so that the Company is restructured into an overseas company controlling domestic entities. The Parties shall ensure that the arrangements related to the Debt-to-Equity Conversion, Equity Transfer II, Equity Transfer III, Capital Increase II, and the employee incentive equity under Section 2.3 can be fully implemented at the level of the restructured overseas company, and ensure that the rights and interests of the Parties are substantially respected and satisfied during and after the implementation of the Company’s domestic and overseas restructuring. The Parties agree to cooperate in the implementation of the aforementioned restructuring and sign necessary legal documents to achieve the purpose of the aforementioned restructuring.

2.5	Waiver

The Existing Shareholders agree to and approve the Transaction. Each Existing Shareholder (excluding Shenzhen Chaowan) hereby agrees to waive its pre-emptive right, co-sale right, and other similar rights with respect to the equity transfers involved in the Transaction, and waive its pre-emptive subscription right and other similar rights with respect to the Newly Increased Registered Capital.

2.6	Payment of Investment Amount

2.6.1	The tenth (10th) Business Day after all the Capital Increase II Conditions Precedent set forth in Section 3.1 of this Agreement have been satisfied or waived in writing by the Capital Increase Party, or such other date as determined in writing by the Parties, shall be the closing date (the “Closing Date”). If the Parties determine the Closing Date in writing separately, the Parties shall sign a written confirmation in the form set out in Appendix VII to this Agreement. The Parties further agree that if the Capital Increase II Conditions Precedent set forth in Section 3.1 of this Agreement are not fully satisfied and the Parties fail to sign the written confirmation set out in Appendix VII, and the Capital Increase Party has paid the Capital Increase Subscription Price, the Capital Increase Party has the right to unilaterally send a written notice to the Company at any time to determine the Closing Date, and the Closing Date shall be the date specified in the written notice issued by the Capital Increase Party.

2.6.2	The Capital Increase Party shall, within ten (10) Business Days after all the Capital Increase II Conditions Precedent set forth in Section 3.1 of this Agreement have been satisfied or waived in writing by the Capital Increase Party, remit the Capital Increase Subscription Price payable by it to the bank account designated by the Company (the “Company Designated Account”).

2.6.3	The Company Parties shall deliver to the Investor on the Closing Date: (a) a copy of the capital contribution certificate evidencing the Investor’s capital contribution in the Company (affixed with the company seal); (b) a copy of the register of shareholders showing the Investor as a shareholder of the Company and holding capital contribution in the Company (affixed with the company seal); and (c) the handover list set out in Appendix VI to this Agreement.

2.6.4	Unless otherwise agreed, from the Closing Date and provided that the Capital Increase Party has not breached the payment arrangements agreed in this Section 2.6, the Capital Increase Party shall become a shareholder of the Company and enjoy all shareholder rights in accordance with the Transaction Documents, regardless of whether the relevant industrial and commercial registration changes with the Market Supervision Administration have been completed.

3	Capital Increase II Conditions Precedent

3.1	The obligation of the Capital Increase Party to pay the Capital Increase Subscription Price under Section 2.6 of this Agreement is subject to the satisfaction or written waiver by the Capital Increase Party of the following conditions (the “Capital Increase II Conditions Precedent”):

3.1.1	Due Diligence. The Capital Increase Party has completed legal, financial, and business due diligence with results satisfactory to the Capital Increase Party.

3.1.2	Internal Approval of Capital Increase Party. The Capital Increase Party shall have obtained its internal approvals (including approval of internal processes) for Capital Increase II.

3.1.3	Representations and Warranties. The representations and warranties in Appendix IV of this Agreement remain true, accurate, complete, and not misleading from the Execution Date until the Closing Date.

3.1.4	Transaction Documents. The Company and the Existing Shareholders and other relevant parties have delivered to the Capital Increase Party this Agreement duly executed by the Parties, the shareholders’ agreement in the form and content set out in Appendix II to this Agreement (the “Shareholders’ Agreement”), the articles of association of the Company in the form and content set out in Appendix III to this Agreement (the “Amended Articles of Association”), and other ancillary agreements and documents necessary to complete the Transaction (collectively referred to as the “Transaction Documents”).

3.1.5	Approvals, Consents, and Waivers. The Company and the Existing Shareholders shall have obtained all approvals, consents (including but not limited to the consent of lending banks), and waivers required to complete the Transaction, including but not limited to resolutions/decisions formally passed by the Company’s shareholders’ meeting and board of directors, the shareholders and directors of Shenzhen Zhongqingwenli, and the partners’ meetings of Shenzhen Heguangtongchen and Shenzhen Haoduoxiaohuoban approving the Transaction (the “Company Resolutions”), and copies of such resolutions have been provided to the Capital Increase Party. The Company Resolutions shall include the following:

(a)	Approval of the Transaction;

(b)	Approval of the terms of the Transaction Documents and their execution and performance;

(c)	Agreement that the board of directors shall consist of 4 directors, including 2 directors appointed by Quantasing (the “Investor Director”); and

(d)	Waiver by the Existing Shareholders (excluding Shenzhen Chaowan) of their pre-emptive rights, co-sale rights, and other similar rights with respect to the equity transfers under the Transaction, and waiver of their pre-emptive subscription rights and other similar rights with respect to the Newly Increased Registered Capital.

3.1.6	Industrial and Commercial Registration Changes. The Company has completed the relevant industrial and commercial registration change and filing procedures with the Market Supervision Administration for the Transaction, including but not limited to applying for the registration of the Investor as a shareholder of the Company, registration of the Investor Director as a director of the Company, and filing of the Amended Articles of Association with the administration, and the Company has submitted the industrial and commercial certification documents to the Investor.

3.1.7	Agreements with Founder and Key Employees. The Company has entered into labor contracts, confidentiality agreements, intellectual property assignment agreements, and non-competition agreements with the Founder and the Key Employees in form and content satisfactory to the Investor, and such agreements shall include terms relating to confidentiality, non-competition, and intellectual property assignment satisfactory to the Investor.

3.1.8	Performance of Obligations. The Company and the Existing Shareholders have fully performed their respective commitments, obligations, and agreements under this Agreement that are required to be performed or complied with prior to the Closing Date.

3.1.9	No Material Adverse Effect. There exists no circumstance that has a Material Adverse Effect on any business operation, financial condition, or assets of the Company.

3.1.10	Litigation and Other Legal Proceedings. There is no judgment, ruling, order, or injunction of any applicable law, court, arbitral institution, or relevant Governmental Authority that restricts, prohibits, or cancels the Transaction, nor is there any pending or potential litigation, arbitration, judgment, ruling, order, or injunction that has or would have a Material Adverse Effect on the Transaction.

3.1.11	Closing Certificate. The Company Parties have issued a closing certificate to the Capital Increase Party, certifying that the Capital Increase II Conditions Precedent set forth in Section 3.1 of this Agreement (excluding Sections 3.1.1 and 3.1.2) have been fully fulfilled or satisfied.

3.1.12	Payment Notice. The Company has issued a payment notice to the Capital Increase Party in form and content meeting its requirements.

3.1.13	Other Closing Conditions. The Company and its shareholders and other relevant parties have entered into Transaction Documents satisfactory to the Investor for the Debt-to-Equity Conversion and Equity Transfer II transactions, and the closing conditions under such Transaction Documents have been satisfied.

3.2	The Company Parties undertake that they will use their best efforts to ensure that the conditions precedent set forth in Section 3.1 of this Agreement are satisfied as soon as possible. If the Capital Increase II Conditions Precedent are not satisfied or waived by the Capital Increase Party within ninety (90) days after the Execution Date of this Agreement, the Capital Increase Party has the right to notify the Company in writing at any time and terminate this Agreement (“Withdrawal from Transaction”).

3.3	If the Capital Increase Party waives in writing any one (or more) of the Capital Increase II Conditions Precedent, unless the Capital Increase Party otherwise specifies in writing, such waived Capital Increase II Conditions Precedent shall automatically become post-closing obligations of the Company Parties towards the Investor.

4	Representations and Warranties of the Company Parties

The Company Parties jointly and severally make the representations and warranties to the Investor as set forth in Appendix IV to this Agreement and ensure that such representations and warranties are true, complete, accurate, and not misleading on both the Execution Date and the Closing Date.

5	Undertakings

5.1	Interim Undertakings

From the Execution Date until the Closing Date, the Company Parties jointly and severally undertake the following to the Investor:

5.1.1	Operate in Ordinary Course of Business. The Group Companies shall, and the other Company Parties shall cause the Group Companies to, conduct their business in the ordinary course of business, use best efforts to preserve the business organization intact, maintain relationships with third parties and retain existing management personnel and employees, and maintain the status quo of all assets and properties owned or used by the Group Companies (ordinary wear and tear excepted).

5.1.2	Provision of Information. During the normal working hours of the Group Companies, the Group Companies shall, and the other Company Parties shall cause the Group Companies to, provide the Investor and its representatives with information concerning the Group Companies as reasonably requested by them, including but not limited to fully providing the Investor’s appointed lawyers, accountants, and other representatives with all accounts, records, contracts, technical data, personnel data, management information, and other documents of the Group Companies. The Company Parties agree that the Investor has the right to conduct prudent review of the financial, asset, and operational status of the Group Companies at any time prior to the Closing Date. In addition, the Company Parties shall promptly notify the Investor in writing of any breach of this Agreement by any Company Party that has occurred or is expected to occur.

The Company Parties shall promptly inform the Investor in writing of the following matters and discuss with the Investor the impact of the following matters on the Group Companies, thereby ensuring the stable operation of the Group Companies in a reasonable manner:

(a)	Any changes in the equity structure, financial condition, assets, liabilities, business, prospects, or operations of the Group Companies that have or may have a Material Adverse Effect on the Group Companies;

(b)	The signing of agreements containing non-standard terms (including but not limited to exclusivity terms, restrictive terms, long-term, onerous terms) and any agreements or proposals, intentions regarding the foregoing matters; and

(c)	The progress of government department approvals/registrations (if applicable).

5.1.3	Third-Party Transactions. The Company Parties shall, and shall cause their Affiliates and advisors and their respective directors, senior management, and representatives to (a) deal with the Investor and its Affiliates on an exclusive basis regarding matters related to the Transaction; (b) not conduct any other transaction similar to the Transaction or inconsistent with the transactions contemplated by the Transaction Documents (any such transaction referred to as a “Third-Party Transaction”); (c) immediately terminate any discussions or negotiations with any person regarding a Third-Party Transaction and thereafter not conduct or engage in discussions or negotiations with any person regarding a Third-Party Transaction, nor provide any information to any person regarding a Third-Party Transaction; and (d) not encourage any inquiries or proposals regarding possible Third-Party Transactions or take any other action to facilitate such inquiries or proposals. If the Company Parties receive any inquiry from any other party regarding a possible Third-Party Transaction, they shall promptly notify the Investor.

5.1.4	Restrictions on Actions. Without limiting the generality of Section 5.1.1 of this Agreement, unless with the prior written consent of the Investor, the Company Parties other than the Group Companies shall, within their capacity, cause the Group Companies not to take, and the Group Companies shall not take, any of the following actions (except for actions required by the Transaction):

(a)	Increase, decrease, distribute, issue, acquire, repay, transfer, pledge, or redeem any registered capital or equity;

(b)	Take any action that may result in the dilution of the Company equity held by the Investor after the Closing, by amending its articles of association or through reorganization, merger, sale of equity, consolidation, or asset sale or otherwise;

(c)	Sell, lease, transfer, license, or assign any assets, except in the ordinary course of business consistent with past practices;

(d)	Incur or create any liabilities, responsibilities, obligations, or expenses totaling more than RMB 100,000 (or equivalent in other currency), except those incurred in the ordinary course of business;

(e)	Make any capital expenditure exceeding RMB 100,000 (or equivalent in other currency), except those made in the ordinary course of business;

(f)	Create any Encumbrance on any asset;

(g)	License any Intellectual Property of the Group Companies to external parties, allow any Intellectual Property of the Group Companies to expire, be abandoned, donated, or waived, or disclose any important trade secrets, formulas, processes, know-how, or other Intellectual Property of the Group Companies that were not public information prior to disclosure, except as required by law or disclosed under a confidentiality agreement;

(h)	Enter into any material contract outside the normal business operations, amend or adjust any important terms of any material contract, or agree to terminate any material contract, or amend any contract or agreement to make it a material contract;

(i)	Declare, pay, and make any dividend distribution or allocation;

(j)	Enter into any transaction with an Affiliate;

(k)	Implement any acquisition or become a party to any acquisition;

(l)	Establish any subsidiary or acquire any equity or other interest in any other entity;

(m)	Formulate or adopt any employee incentive plan of the Group Companies, or grant restricted equity/options to employees or make commitments to grant restricted equity/options;

(n)	Take any other actions that may have actual or potential adverse effects on the transactions under this Agreement or may have any actual or potential adverse effects on the operations and business of the Group Companies; or

(o)	Agree or commit to take any of the above actions, including but not limited to signing investment intention letters, commitment letters, or consent letters.

5.2	Post-Closing Undertakings

After the Closing Date, the Company Parties jointly and severally undertake the following to the Investor (the Founder’s liability for compensation or indemnification to the Investor for breach of such post-closing undertakings shall be limited to the fair market value of all Company equity directly and/or indirectly held by the Founder at such time (for the avoidance of doubt, the Founder shall actively realize the value of his equity holdings at fair market value, and the Investor has the right to require the Founder to sell his equity to a bona fide buyer sought by the Investor), and shall not involve any personal or family property other than the Company equity):

5.2.1	Use of Capital Increase Subscription Price. Unless otherwise provided in this Agreement or agreed by the Parties, the Group Companies shall use the entire Capital Increase Subscription Price obtained from the Transaction for the Principal Business and other purposes approved by the Investor, in accordance with the Company’s budget and business plan approved by the Company’s board of directors (including the consent of the Investor Director). Without the prior written consent of the Investor, the Group Companies shall not use the Capital Increase Subscription Price for any other purposes, including but not limited to repaying debts of the Group Companies (including but not limited to repaying shareholder loans, employee, Affiliate loans, or any third-party loans), distributing dividends or repurchasing the Company’s equity, making external investments, providing loans to any third party, or providing guarantees for any third party.

5.2.2	Compliance. The Company Parties shall ensure that all actions of the Group Companies comply in all respects with all Applicable Laws, and that any and all necessary permits and licenses of the Group Companies are legal, valid, and fully effective. If any matter or activity involved in the Principal Business requires relevant business permits according to relevant Applicable Laws or requirements of Governmental Authorities, the Group Companies shall, and the other Company Parties shall cause the Group Companies to, take all necessary measures and actions to apply for such business permits in a timely manner.

5.2.3	Intellectual Property. The Group Companies shall ensure the timely acquisition of legal ownership, usage rights, and relevant government registrations for all Intellectual Property required for the Principal Business (including but not limited to patents, trademarks, copyrights, know-how, domain names, and trade secrets), take sufficient measures to protect such Intellectual Property, and shall ensure that they do not infringe or illegally use any Intellectual Property in which any third party enjoys any right, ownership, or interest. If it involves Intellectual Property developed in cooperation with a third party, the Company shall ensure that it has independent or co-ownership or exclusive usage rights to such Intellectual Property. If the Company Parties fail to timely obtain Intellectual Property related to their Principal Business or authorization to use such Intellectual Property, or if their business operations infringe the Intellectual Property of a third party as the rights holder, then (i) the Company Parties shall resolve the issue as soon as possible, and (ii) if any direct or indirect damage is caused to the Investor’s investment interests under this Transaction due to the aforementioned circumstances, the Company Parties shall be jointly and severally liable for compensation.

5.2.4	Corporate Governance Structure and Enterprise System. After the Closing Date, the Group Companies shall, in accordance with the Company Law and relevant national laws and regulations, establish and improve their corporate governance structure and enterprise system, including but not limited to establishing a decision-making system for connected transactions, etc., to standardize matters such as connected transactions, competition with the Company, external guarantees, and external investments of the Group Companies, and ensure the standardized operation of the Group Companies. Such internal control systems shall be satisfactory to the Investor.

5.2.5	Labor Contracts, Confidentiality Agreements, Intellectual Property Assignment Agreements, and Non-Competition Agreements. After the Closing Date, the Group Companies shall enter into labor contracts, confidentiality agreements, intellectual property assignment agreements, and non-competition agreements with employees other than the Founder and Key Employees, which shall be substantially consistent in form and content with the labor contracts, confidentiality agreements, intellectual property assignment agreements, and non-competition agreements entered into with the Founder and Key Employees as described in Section 3.1.7 of this Agreement.

5.2.6	Labor and Social Security/Housing Fund. The Group Companies shall, and the other Company Parties shall cause the Group Companies to, continuously make full and timely contributions for social insurance and housing fund for all employees in accordance with the standards prescribed by Applicable Laws, and withhold and remit individual income tax in full and on time in accordance with the law. Regardless of whether disclosed or not, if the Group Companies are subject to administrative penalties due to violations of laws or regulations in labor employment or social security/housing fund contributions, or if this has any adverse impact on the Company’s future listing, the Company Parties shall be responsible for resolving the issue and bearing corresponding compensation liability. If any direct or indirect damage is caused to the Investor’s investment interests under this Transaction as a result thereof, the Company Parties shall compensate for such damage.

5.2.7	Full-Time Commitment and Non-Competition. The Founder and Key Employees shall devote their full time, energy, skills, and efforts exclusively to the operation of the Group Companies, and the Founder and Key Employees shall use their best efforts to promote the development of the Group Companies and seek benefits for the Group Companies. Without the prior written consent of the Investor, the Founder and Key Employees shall not hold positions, part-time jobs, or provide advisory services or similar services to other enterprises. The Founder owes fiduciary and diligent duties to the Group Companies and shall not engage in any activities that harm the interests of the Group Companies and/or any shareholders including the Investor. Furthermore, during the period when the Founder and Key Employees directly or indirectly hold Company equity or serve as employees or directors of the Group Companies, and for two (2) years after they cease to directly or indirectly hold Company equity or are no longer employed by or serving as directors of the Group Companies (whichever is later), they shall not directly or indirectly engage in any business that competes with the Principal Business, directly or indirectly hold any interest in any entity that competes with the Group Companies, nor engage in any other activities detrimental to the interests of the Group Companies, including but not limited to:

(a)	Holding controlling shares, participating in shares (other than the Founder’s 3.96% equity in Shenzhen Heiwan Technology Co., Ltd.), or indirectly controlling companies or other organizations engaged in competitive activities (excluding purchasing and holding no more than 1% of the circulating shares or other securities of such companies issued on public stock exchanges);

(b)	Serving as management personnel, employees, or advisors of companies or organizations engaged in competitive activities;

(c)	Providing loans to companies or organizations engaged in competitive activities;

(d)	Directly or indirectly obtaining benefits from competitive activities or companies or other organizations engaged in competitive activities;

(e)	Soliciting customers of the Group Companies in any form, or conducting or attempting to conduct transactions with customers related to the production and sales business of the Group Companies, regardless of whether such customers are customers of the Group Companies before or after the Closing Date, except where the transaction business does not compete with the Group Companies;

(f)	Employing, in any form and through any individual or organization directly or indirectly controlled by them or in which they have an interest, any person who has left the Group Companies since the Closing Date (excluding individuals who left more than two (2) years prior); and

(g)	Soliciting for employment any employees employed by the Group Companies at that time.

Unless otherwise provided by Applicable Law, the Group Companies shall not, and the Company Parties and Key Employees shall use their best efforts to prevent the Group Companies from, releasing any employee or advisor from their obligations under any non-competition, non-solicitation, intellectual property protection, or similar restrictive covenants, or failing to enforce any such non-competition, non-solicitation, intellectual property protection, or similar restrictive covenants against any such employee or advisor.

5.2.8	External Investments and Positions of Founding Shareholders and Key Employees. The Founding Shareholders shall, and the Company Parties shall cause the Founding Shareholders and Key Employees to, properly handle the external investments (if any) and positions (if any) of the Founding Shareholders and Key Employees in accordance with laws and regulations, the requirements of the Investor, and the opinions of the Company’s listing intermediaries at that time.

The Company Parties shall ensure that the external investments and positions of the Founding Shareholders and Key Employees do not have any adverse impact on the Company’s Qualified Initial Public Offering. If any direct or indirect damage is caused to the Investor’s investment interests under this Transaction due to the external investments, positions, or part-time jobs of the Founding Shareholders or Key Employees, or their non-competition obligations, confidentiality obligations, or intellectual property assignment commitments to previous employers, the Company Parties shall be jointly and severally liable for compensation.

5.2.9	Employee Incentive Plan. The Company shall formulate an employee incentive plan by July 12, 2025. Such employee incentive plan shall be executed only after approval by the Company’s board of directors after the Closing Date (which approval must include the consent of the Investor Director), and such employee incentive plan shall take into account the situation of overseas restructuring as required by the Investor. The Company Parties shall ensure that the grant of employee options in the future shall be based on the principle of not affecting the Company’s future listing. If the Company’s future listing is affected due to reasons attributable to the grantees, the Company Parties shall be responsible for resolving the issue. If any direct or indirect damage is caused to the Investor’s investment interests under this Transaction as a result thereof, the Company Parties shall compensate for such damage. In particular, regarding the existence of nominee holdings for incentive equity in the Group Companies (if any), the Group Companies shall, during the implementation of the aforementioned employee incentive plan and as required by the Investor, restore the actual shareholding situation of the incentive equity and terminate the nominee holdings; and before listing, standardize it according to the opinions of the listing intermediaries and the requirements of the Investor (if any) to ensure that it does not have any adverse impact on the Company’s listing.

5.2.10	Debt-to-Equity Conversion of Shenzhen Haoduoxiaohuoban. By April 12, 2025, Shenzhen Zhongqingwenli and Shenzhen Haoduoxiaohuoban shall enter into a supplementary agreement satisfactory to the Investor regarding the Debt-to-Equity Conversion arrangement under the Debt-to-Equity Conversion Agreement they signed, clarifying the Debt-to-Equity Conversion arrangement, and shall complete the appraisal and valuation procedures for the Debt-to-Equity Conversion within the aforementioned period.

5.2.11	Debt-to-Equity Conversion of the Company. Regarding the matter of the Company’s shareholders (including but not limited to the Founder Huiyu Zhan and Siyan Zheng) converting their claims against the Company into paid-in registered capital of the Company, the Company Parties shall, before the Company’s listing, standardize it (if required) according to the opinions of the listing intermediaries and the requirements of the Investor to ensure that it does not have any adverse impact on the Company’s listing.

5.2.12	Tax Procedures for Historical Equity Transfers. The shareholders of the Group Companies shall, by July 12, 2025, or a longer period agreed by Quantasing, as soon as possible, supplementarily complete the tax declaration procedures and pay all applicable taxes (if any) for their historical transfers of equity in the Group Companies to the extent feasible, or, before listing, standardize it according to the requirements of the listing intermediaries or provide necessary tax compliance certificates to ensure that it does not have any adverse impact on the Company’s listing.

5.2.13	Connected Transactions and Competition with the Company. The Company Parties undertake that, to ensure the Company’s independence and compliance with listing requirements, they will, in accordance with the requirements of the China Securities Regulatory Commission or the stock exchange for listed companies, take a series of actions to reorganize the business and assets of affiliated companies (if any) to avoid competition with the Company and standardize connected transactions, and ensure that the business and assets of such affiliated companies are incorporated into the Group Companies.

5.2.14	Assets. Prior to the Company’s listing, the integrity of the Group Companies’ assets and business shall always be maintained. The Group Companies shall enter into legal and valid lease contracts for all leased properties they use and complete the relevant lease registration and filing procedures in accordance with laws and regulations (if applicable).

The Company Parties shall ensure that any property compliance defects of the Group Companies shall be handled on the principle of not affecting the Company’s future listing. If the Company’s future listing is affected due to property compliance issues of the Group Companies, the Company Parties shall be responsible for resolving the issue. If any direct or indirect damage is caused to the Investor’s investment interests under this Transaction as a result thereof, the Company Parties shall be jointly and severally liable for compensation.

5.2.15	Share Lock-Up. The Founding Shareholders shall, and the Company Parties shall cause the senior management shareholders to, accept the share lock-up requirements of the stock exchange and securities regulatory authorities in the Company’s listing place, and they shall not sell any shares of the Company during the lock-up period.

5.2.16	Domain Name. The Company shall complete the public security filing procedures for its domain name yqwh.com on the National Internet Site Security Management Service Platform of the Public Security Organs within one (1) month after the Closing Date.

5.2.17	Domestic and Overseas Restructuring and Structural Adjustment of the Company. If the Company is restructured into an overseas company controlling domestic entities in the future, the rights of the Investor in the overseas company shall include all rights enjoyed by the Investor under this Agreement and all rights customarily enjoyed by the Investor as a shareholder of the overseas company. The Group Companies and the Founding Shareholders shall ensure that the rights and interests of the Investor are substantially respected and satisfied during and after the implementation of the Company’s domestic and overseas restructuring. If such domestic and overseas restructuring of the Company results in additional costs or tax basis loss for the Investor, the Group Companies and the Founding Shareholders agree to bear such costs or tax basis loss.

5.2.18	Tax Preferences. The Company Parties shall use their best efforts to ensure that all actions of the Group Companies comply with all relevant laws applicable to taxation, and that corresponding taxes and fees are paid in full and on time in accordance with the law. In addition, the Group Companies shall, and the other Company Parties shall cause the Group Companies to, use their best commercial efforts to obtain and maintain all tax preference treatments that should be enjoyed in relation to the business of the Group Companies.

5.2.19	Capital Contribution. The Company Parties shall cause the shareholders of the Group Companies to complete the capital contribution for the registered capital of the Group Companies within the time limit stipulated by laws and regulations and the articles of association of the Group Companies, or before the Company’s listing and share reform (according to the applicable situation at that time, whichever is earlier).

5.2.20	Real Estate. The Group Companies shall enter into legal and valid lease contracts for all leased properties they use and complete the relevant lease registration and filing procedures in accordance with laws and regulations.

5.2.21	Anti-Corruption. The Group Companies shall not, and shall not permit any of their subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives, agents, or any other person acting in the name of or on behalf of the foregoing persons (individually and collectively referred to as “Company Related Parties”) to offer, pay, promise to pay, or authorize the payment of any money or give anything of value (whether directly or indirectly) to any person in violation of the Criminal Law of the People’s Republic of China, the Anti-Unfair Competition Law of the People’s Republic of China, the Interim Provisions on the Prohibition of Commercial Bribery, and other applicable laws, regulations, and judicial interpretations concerning anti-corruption in China (collectively referred to as “Chinese Anti-Corruption Laws”), the U.S. Foreign Corrupt Practices Act and its amendments (“FCPA”), the UK Bribery Act and its amendments (“Bribery Act”), or any applicable anti-bribery or anti-corruption laws. The Group Companies also undertake that they will, and will cause their subsidiaries and Affiliates to, cease all related activities (if any) and take measures to rectify any actions taken by the Company Related Parties that violate Chinese Anti-Corruption Laws, the FCPA, the Bribery Act, or any other applicable anti-bribery or anti-corruption laws. The Group Companies also undertake that they will, and will cause their subsidiaries and Affiliates to, implement internal control systems (including but not limited to accounting systems, procurement systems, and billing systems) to ensure that the operations of the Group Companies comply with Chinese Anti-Corruption Laws, the FCPA, the Bribery Act, or any other applicable anti-bribery or anti-corruption laws (if applicable).

5.2.22	The Group Companies shall cooperate with Quantasing’s listing entity as required by Quantasing to prepare consolidated financial statements, provide materials required by the listing entity, and cooperate with Quantasing in relevant business integration.

6	Business Strategic Cooperation

6.1	During the cooperation period (i.e., the period during which the Investor and/or its designated entities hold equity in the Company), Quantasing and/or its designated entities have the right to designate specific personnel (“Investor Appointed Personnel”) to participate in the daily operations of the Company. In particular, all products developed, designed, and produced based on the Company’s IP (including currently existing, subsequently added, or licensed IP) shall be managed for online, overseas, and other channel sales by the Company under the guidance of the Investor Appointed Personnel. Relevant sales policies and targets shall be proposed by the Investor Appointed Personnel based on market-oriented and fair principles, and determined by the Company’s Chairman or General Manager.

6.2	The Founder is responsible for the development, design of all the Company’s IP (including currently existing, subsequently added, or licensed IP), and product production.

6.3	Other major matters concerning the Company’s strategy and operations shall be decided and executed according to the Company’s articles of association and internal rules and regulations.

7	Confidentiality

7.1	Unless otherwise agreed in this Agreement, each Party shall keep confidential the existence of the Transaction Documents or any information relating to the transactions under the Transaction Documents (including any information obtained by such Party through participation in the negotiation and execution of the Transaction Documents) (“Confidential Information”), and shall not use or disclose it to any third party in any way or for any other purpose.

7.2	The restrictions in Section 7.1 of this Agreement shall not apply to information disclosed under the following circumstances:

7.2.1	Required to be disclosed or used by Applicable Law or any regulatory authority;

7.2.2	Required to be disclosed or used in any legal proceedings arising from this Agreement or any other agreement entered into pursuant to this Agreement, or reasonably disclosed to tax authorities;

7.2.3	Disclosed to the investment parties, fund management companies, investment banks, lenders, accountants, legal advisors, or bona fide potential investors of the Parties, provided that the Parties shall require such information recipients to comply with the provisions of this Article 7 regarding such Confidential Information as if they were parties to this Agreement;

7.2.4	The information has entered the public domain through no fault of the Parties to this Agreement; or

7.2.5	The disclosure or use has been previously approved in writing by all other Parties.

7.3	If disclosure is made based on Sections 7.2.1 and 7.2.2 above, the Party disclosing the information shall discuss such disclosure and submission with the other Parties a reasonable time prior to disclosing or submitting the information, and shall, if the other Party requires disclosure or submission of information, endeavor to have the receiving party treat the disclosed or submitted portion of the information as confidential.

8	Force Majeure

8.1	If a force majeure event such as earthquake, typhoon, flood, fire, military action, strike, riot, war, or other event unforeseeable, unavoidable, and insurmountable by the affected Party (each referred to as a “Force Majeure Event”) occurs, preventing a Party from performing this Agreement, that Party shall immediately notify the other Parties without delay and provide detailed information and supporting documents for such event within fifteen (15) days after the notice, explaining the reason for the inability or delay in performing all or part of its obligations under this Agreement. The Parties shall seek and implement a solution acceptable to all Parties through consultation.

8.2	If a Force Majeure Event occurs, the Party affected by the force majeure shall not be liable for any damage or loss suffered by any other Party due to the failure or delay in performing its obligations under this Agreement caused by the Force Majeure Event, and such failure or delay shall not be deemed a breach of this Agreement. The Party claiming the Force Majeure Event shall take appropriate measures to reduce or eliminate the impact of the Force Majeure Event and shall attempt to resume performance of the obligations delayed or hindered by the Force Majeure Event as soon as possible.

8.3	If a Force Majeure Event or its effects prevent one or more Parties from performing all or part of their obligations under this Agreement for more than one (1) month, the Party not affected by the force majeure or the other Parties have the right to request termination of this Agreement and be exempted from part of the obligations under this Agreement or delay the performance of this Agreement.

9	Liability for Breach of Agreement

9.1	If any Company Party breaches any warranty, commitment, agreement, or any other provision under the Transaction Documents, or any representation made by it under the Transaction Documents is untrue, thereby causing the Investor to bear any reasonably incurred costs, liabilities, or suffer any losses, then the Group Companies and the Founding Shareholders shall be jointly and severally liable to compensate the Investor for such losses (including but not limited to the loss of the Investor’s expected benefits, taxes and fees, interest paid or lost by the Investor due to the Company Party’s breach, and fees for accountants and lawyers hired for this Transaction).

9.2	The Parties acknowledge and agree that the provisions regarding compensation in this Agreement shall not be the sole remedy available to the Investor in the event that any other Party breaches its representations and warranties in this Agreement, or any other Party fails to perform and comply with any of its commitments and agreements in this Agreement. If such other Party fails to perform according to the agreement or breaches any provision of this Agreement, the Investor may seek any other rights available under this Agreement or any other Transaction Documents or Applicable Chinese Law, or seek any and all other remedies.

9.3	If any event that occurred prior to the Closing Date (including but not limited to the following events) or the following events that occur after the Closing Date cause or result in any loss, liability, obligation, or debt (whether contractual or otherwise) of the Group Companies, any taxes and fees (including fines and late payment surcharges due to unpaid taxes), or any claims by any other party against the Group Companies, thereby causing any Investor to bear any reasonably incurred costs, liabilities, or suffer any losses, then the Group Companies and the Founding Shareholders shall be jointly and severally liable to compensate the Investor for such losses: (a) the Founding Shareholders, Key Employees, and/or advisors of the Group Companies breach their full-time service obligations, non-competition obligations, intellectual property assignment commitments, non-solicitation obligations, or other obligations to their previous or current employers or units, or have any disputes or controversies with their previous or current employers or units; (b) defects in capital contribution to the registered capital of the Group Companies, existence of nominee shareholding or disputes over equity ownership, or failure to perform tax procedures for equity transfers in accordance with the law; (c) illegal or non-compliant actions, breaches of contract, tortious acts, or litigation, arbitration, or other disputes of the Company Parties before the Closing Date (including but not limited to illegal or non-compliant actions in taxation, housing leasing and property use, social insurance and housing fund contributions, government subsidies, etc.); or (d) the Group Companies fail to obtain the Intellectual Property required for their Principal Business (including but not limited to failing to obtain authorization to use Intellectual Property required for operation) or Intellectual Property-related disputes occur.

9.4	Notwithstanding the foregoing, the Founder’s liability for compensation or indemnification to the Investor under this Agreement shall be limited to the fair market value of all Company equity directly and/or indirectly held by the Founder at such time (for the avoidance of doubt, the Founder shall actively realize the value of his equity holdings at fair market value, and the Investor has the right to require the Founder to sell his equity to a bona fide buyer sought by the Investor), and shall not involve any personal or family property other than the Company equity.

10	Amendment and Termination of the Agreement

10.1	This Agreement may be amended or modified upon mutual consultation and agreement by all Parties hereto. Any amendment or modification must be made in writing and shall become effective upon execution by all Parties hereto.

10.2	This Agreement may be terminated or rescinded in the following ways:

10.2.1	By mutual written agreement of all Parties hereto specifying the effective time of termination;

10.2.2	If any of the following circumstances occurs, the Investor has the right to terminate this Agreement by notifying the other Parties in writing at least ten (10) Business Days in advance, stating the effective date of termination in the notice:

(a)	The representations or warranties of the Company Parties under the Agreement are materially untrue, contain material omissions, or are materially misleading;

(b)	The Company Parties materially breach the agreements, commitments, or obligations under this Agreement; or

(c)	The Investor chooses to withdraw from the Transaction pursuant to Section 3.2 of this Agreement.

10.2.3	Unless otherwise agreed in this Agreement, if any party breaches this Agreement by unilaterally rescinding or terminating this Agreement without justifiable reason after the execution of this Agreement, in addition to compensating the non-breaching party for its losses, the breaching party shall also pay liquidated damages to the non-breaching party in accordance with the law, amounting to 20% of the investment amount under this Agreement.

10.3	Effect of Termination

10.3.1	When this Agreement is terminated pursuant to Section 10.2 above, unless otherwise agreed by the Parties at that time, the Parties shall return the consideration received under this Agreement from the other party based on the principles of fairness, reasonableness, and good faith, and endeavor to restore the status quo as at the time of signing this Agreement.

10.3.2	If the Capital Increase Party terminates this Agreement pursuant to Section 10.2.2(a) or Section 10.2.2(b) above, and if the Capital Increase Party has already paid the Capital Increase Subscription Price to the Company, the Company shall return the entire Capital Increase Subscription Price to the Capital Increase Party and pay interest calculated at a simple interest rate of 6% per annum (calculated from the date the Capital Increase Party paid the Capital Increase Subscription Price to the Company Designated Account). If such interest is insufficient to cover all losses caused to the Capital Increase Party thereby, the Company Parties shall compensate the Capital Increase Party. If the Company has completed the industrial and commercial registration change and filing procedures for the relevant transactions under this Agreement by that time, the Capital Increase Party shall cooperate with the Company in signing relevant documents to restore the Company’s industrial and commercial registration information to the state before the Transaction occurred.

For the avoidance of doubt, if the circumstances in Section 10.2.2(a) or Section 10.2.2(b) above occur, the Investor may choose to exercise the corresponding rights according to Article 10 of this Agreement, or exercise the corresponding repurchase rights according to the Shareholders’ Agreement.

10.3.3	After the termination of this Agreement, this Agreement (excluding Article 7 (Confidentiality), Article 9 (Liability for Breach of Agreement), Article 10 (Amendment and Termination of the Agreement), Article 12 (Governing Law and Dispute Resolution), and Sections 13.6 (Use of Name), 13.7 (Costs)) shall become void and shall no longer be binding or effective, and no party shall be required to undertake any responsibility or obligation under this Agreement. For the avoidance of doubt, notwithstanding the termination of this Agreement, any party shall still be liable for any losses caused to other parties due to its breach of this Agreement before the termination of this Agreement.

11	Notices and Service

11.1	Any notice or other communication related to this Agreement sent by one party to the other parties (“Notice”) shall be in writing and shall be deemed effectively given when delivered to the addressee at the following contact address, number, or email address, indicating the name of the contact person below.

[***] (List of notice addresses)

11.2	The time of delivery for the various communication methods specified in the preceding paragraph shall be determined as follows:

11.2.1	A notice delivered in person shall be deemed delivered upon receipt and acknowledgment by the addressee;

11.2.2	A notice sent by mail shall be sent by registered mail or express delivery; registered mail shall be deemed delivered on the seventh (7th) day after posting, and express delivery shall be deemed delivered upon receipt and acknowledgment by the addressee;

11.2.3	A notice sent by email shall be deemed delivered when the email system shows that the addressee has actually received it.

11.3	If the contact address or notification method of any party (the “Changing Party”) changes, the Changing Party shall notify the other parties within seven (7) days after such change occurs. If the Changing Party fails to notify promptly as agreed, it shall bear the losses caused thereby.

12	Governing Law and Dispute Resolution

12.1	The formation, validity, interpretation, performance, modification, termination, and dispute resolution of this Agreement shall be governed by Chinese Law.

12.2	Any dispute arising from or in connection with the performance of this Agreement shall be resolved through friendly negotiation between the Parties. If any dispute cannot be resolved through negotiation within fifteen (15) days after the dispute arises, any party shall have the right to submit the dispute to the Shenzhen Court of International Arbitration for arbitration in Shenzhen in accordance with its then effective arbitration rules. The language of the arbitration shall be Chinese. The arbitral award is final and binding upon all Parties.

12.3	During the dispute resolution period, the Parties shall continue to enjoy their respective other rights under this Agreement and shall continue to perform their corresponding obligations under this Agreement.

13	Miscellaneous

13.1	Effectiveness and Amendment

This Agreement shall become effective upon execution by all Parties. Matters not covered in this Agreement may be agreed upon separately by the Parties through supplementary agreements, which shall have the same legal effect as this Agreement. Any amendment or modification to this Agreement must be made upon mutual consultation and agreement by all Parties, in writing, and shall become effective upon execution by all Parties.

13.2	Assignment

The Investor has the right to assign its rights and obligations under this Agreement to its designated third party, and such assignment does not require the prior consent of the other Parties, but the Investor shall provide written notice to the other Parties ten (10) Business Days in advance. Except as provided above, no party may assign its rights and obligations under this Agreement to a third party without the prior written consent of the other Parties.

13.3	Entire Agreement

This Agreement represents the entire agreement between the Parties with respect to the matters contemplated herein and supersedes any other prior written or oral agreements or documents made by the Parties regarding this matter.

13.4	Severability

If any provision of this Agreement is invalid or unenforceable due to the laws applicable to it, such provision shall be deemed not to exist from the beginning without affecting the validity of the other provisions of this Agreement. The Parties shall negotiate in good faith within the legal scope to determine a new provision to maximize the realization of the intent of the original provision.

13.5	Delay or Omission

Any delay or failure by any party to exercise any right, power, or remedy granted to it due to another party’s breach or non-performance of this Agreement shall not impair such right, power, or remedy, nor shall it be deemed a waiver or acquiescence of such breach or non-performance or any subsequent similar breach or non-performance, nor shall it be deemed a waiver of any other breach or non-performance occurring before or after. Any waiver, permission, consent, approval of any nature or characteristic of a breach or non-performance of this Agreement, or waiver of any term or condition of this Agreement must be made in writing and shall be effective only within the scope specified in such writing. Any remedy provided to any party under this Agreement, by law or otherwise, shall be cumulative and not exclusive.

13.6	Use of Name

Unless with the prior written consent of Quantasing, no party to this Agreement (other than Quantasing) may use, disclose, or copy any of the following names for any marketing, advertising, or promotional purposes: (i) the name of Quantasing or any of its Affiliates, including but not limited to Quantasing, Beijing Liangzizhige, QSG, etc.; (ii) the name, portrait of any partner, director, or supervisor of Quantasing or its Affiliates; and/or (iii) any name, trademark, or logo similar to the foregoing.

13.7	Costs

The Company shall bear the government fees arising from the overall Transaction (including but not limited to the Company’s handling fees for industrial and commercial registration changes and other government department registration changes and filings).

Unless otherwise agreed in this Agreement, each Party shall bear all taxes and fees related to the signing, delivery, and performance of this Agreement in accordance with relevant Chinese laws, and pay such taxes and fees in full and on time as agreed by Applicable Laws.

13.8	Several Liability of Investors

The Parties agree that the Investors enjoy rights and assume obligations under this Agreement severally and not jointly, and the obligations and liabilities of the Investors under this Agreement are several and not joint. Any Investor’s waiver of its rights or rescission of this Agreement shall only be effective within the scope of its rights and obligations and does not represent the waiver of rights or rescission of this Agreement by other Investors.

13.9	Appendices

The appendices to this Agreement constitute an integral part of this Agreement and have the same legal effect as this Agreement.

13.10	Government Form Texts

If it is necessary to enter into a separate agreement in the government-prescribed format for the transactions stipulated in this Agreement in order to request a government department to perform a specific act, this Agreement shall take full precedence over such agreement, and such agreement may only be used to request the government department to perform that specific act and shall not be used to establish and prove the rights and obligations of the relevant parties regarding the matters stipulated in such agreement.

13.11	Language and Originals

This Agreement is written in Chinese and executed in ten (10) originals. The Company Parties shall jointly hold two (2) originals, and each of the other parties shall hold one (1) original. Each original shall have the same legal effect. The Parties agree that this Agreement may be executed by exchanging electronically scanned signature pages, and the electronically scanned executed version of this Agreement shall have the same legal effect as each original.

(No further text below)

(This page is intentionally left blank. It is the signature page to the Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

Huiyu Zhan

Signature：	/s/ Huiyu Zhan

Shenzhen Yiqi Culture Co., Ltd.

_____/s/ Seal ______________

Signature：	/s/ Huiyu Zhan
Name：	Huiyu Zhan
Title：	Legal representative

Dongguan Yiqiwan Culture Industry Co., Ltd.

_____/s/ Seal ______________

Signature：	/s/ Huiyu Zhan
Name：	Huiyu Zhan
Title：	Legal representative

Shenzhen Huiyu Design Culture Co., Ltd.

_____/s/ Seal ______________

Signature：	/s/ Huiyu Zhan
Name：	Huiyu Zhan
Title：	Legal representative

Shenzhen Yiqiwan Culture Industry Co., Ltd.

_____/s/ Seal ______________

Signature：	/s/ Huiyu Zhan
Name：	Huiyu Zhan
Title：	Legal representative

(This page is intentionally left blank. It is the signature page to the Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

Shenzhen Yiqi Culture Co., Ltd.

_____/s/ Seal ______________

Signature：	/s/ Huiyu Zhan
Name：	Huiyu Zhan
Title：	Legal representative

(This page is intentionally left blank. It is the signature page to the Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

Shenzhen Zhongqingwenli Culture Industry Co., Ltd.

_____/s/ Seal ______________

Signature：	/s/ Huiyu Zhan
Name：	Huiyu Zhan
Title：	Legal representative

Shenzhen Heguangtongchen Venture Capital Services Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature：	/s/ Huiyu Zhan
Name：	Huiyu Zhan
Title：	Representative Designated by the Executive Partner

Shenzhen Haoduoxiaohuoban Venture Capital Services Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature：	/s/ Huiyu Zhan
Name：	Huiyu Zhan
Title：	Representative Designated by the Executive Partner

(This page is intentionally left blank. It is the signature page to the Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

Siyan Zheng

Signature：	/s/ Siyan Zheng

(This page is intentionally left blank. It is the signature page to the Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

Feng Xian

Signature：	/s/ Feng Xian

(This page is intentionally left blank. It is the signature page to the Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

Hainan Hongchuanyuan Lanshan Venture Investment Fund Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature：	/s/ Xiaoyi Yang
Name：	Xiaoyi Yang
Title：	Representative Designated by the Executive Partner

(This page is intentionally left blank. It is the signature page to the Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

Shenzhen Chaowan World Information Technology Co., Ltd.

_____/s/ Seal ______________

Signature：	/s/ Dong Xie
Name：	Dong Xie
Title：	Authorized representative

(This page is intentionally left blank. It is the signature page to the Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

Nanjing Shangde Hehua Equity Investment Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature：	/s/ Xiyuan Deng
Name：	Xiyuan Deng
Title：	Representative Designated by the Executive Partner

(This page is intentionally left blank. It is the signature page to the Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

Peng Li

Signature：	/s/ Peng Li

(This page is intentionally left blank. It is the signature page to the Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

Dong Xie

Signature：	/s/ Dong Xie

(This page is intentionally left blank. It is the signature page to the Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

Yu Cui

Signature：	/s/ Yu Cui

Appendix I

Key Employees

Appendix II

Shareholders’ Agreement

Appendix III

Amended Articles of Association

Appendix IV

Representations and Warranties of the Company Parties

Appendix V Disclosure Letter

Appendix VI Handover List

Appendix VII Closing Date Confirmation Letter